“Exhibit 4.3”

Telecom Share Rights Scheme

TELECOM SHARE RIGHTS SCHEME

TABLE OF CONTENTS

1	NAME	1

2	GROUNDING	1

2.2	Alignment	1

2.3	Corporate Objective	1

3	KEY TERMS	1

4	COMMITTEE	3

4.1	Administration	3

4.2	Delegation	3

5	GRANTS	3

6	REJECTION OF GRANT	4

6.1	Opportunity	4

6.2	Acknowledgement	4

7	EXERCISE OF OPTIONS	4

7.1	Breach	4

7.2	Lapse	4

8	PROCEDURE FOR EXERCISE	4

8.1	Exercise Notice	4

8.2	Payment	4

8.3	Issue	5

8.4	Committee’s Notice	5

8.5	Effective Exercise	5

8.6	Continued Breach	5

9	RIGHTS ON EXERCISE	5

10	ADJUSTMENTS	6

10.1	Rights Issue	6

10.2	Bonus Issue	6

10.3	Reconstruction	6

10.4	Exercise Date acceleration	6

10.5	Continuation of Employment	7

11	LAPSE OF OPTIONS	8

11.1	Rejection of Grant	8

11.2	Leave Prior to Exercise Date	8

11.3	Leave After Exercise Date: Involuntary Event	8

11.4	Leave After Exercise Date: Dismissal	8

11.5	Leave After Exercise Date: Other Reason	8

11.6	Option Lapse Date	8

11.7	Breach	8

11.8	Variation or Waiver	9

12	NO DIVESTMENT	9

13	AMENDMENT AND TERMINATION	9

13.1	Committee’s Discretion	9

13.2	Termination	9

13.3	Breach	9

13.4	Notice to Participants	10

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14	QUOTATION	10
15	MISCELLANEOUS	10
15.1	Spirit of the Scheme	10
15.2	Fractions	10
15.3	Entire Agreement	10
15.4	Delay	10
15.5	Disputes	10
15.6	Notice	10
15.7	Governing Law	11
15.8	Construction	11

TELECOM SHARE RIGHTS SCHEME

Date: 15 May 2006

1	NAME

The name of this scheme is the Telecom Share Rights Scheme.

2	GROUNDING

The ultimate corporate objective is to create shareholder value (as measured by the sum of share price appreciation and dividend paid to shareholders). To do this, employees must develop and implement successful corporate and business-unit strategies. Employee incentivisation is critical to this process in two ways:

(i)	by supporting the strategies, management processes, organisation approaches and culture critical to creating shareholder value; and

(ii)	encouraging employees to continue into the future the same high levels of performance that they have demonstrated.

The Scheme:

2.2	Alignment

is intended to align the incentives for senior employees with the interests of Telecom’s shareholders; and

2.3	Corporate Objective

forms part of a Telecom corporate objective which seeks to build morale, retain good employees and promote decisions that will benefit Telecom shareholders by conferring on a selected group of employees a right to participate in the equity of Telecom.

3	KEY TERMS

Unless the context requires otherwise:

Breach means a breach of:

(i)	Telecom’s constitution;

(ii)	the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted; and/or

(iii)	the Securities Amendment Act 1988, any other statute or regulation, or Telecom’s internal procedures for insiders;

TELECOM SHARE RIGHTS SCHEME

Business Day means a day on which the Exchange is open for trading;

Commencement Date means the date from and including which a Participant is entitled to participate in the Scheme, specified in the Grant;

Committee means Telecom’s Human Resources/Compensation Committee or any other committee or person nominated by the board of directors of Telecom;

Employment means employment with a company in the Group;

Exchange means New Zealand Exchange Limited’s NZSX;

Exercise Date means the first Business Day after the expiration of the period, specified in a Grant, from and including the Commencement Date, subject to clauses 10.4 and 10.5;

Exercise Notice means notice of the exercise of an Option;

Exercise Price means nil;

Group means Telecom and its subsidiaries;

Grant means the grant of an Option;

Involuntary Event means death, redundancy, unjustified dismissal, retirement at or after attaining normal retirement age, illness, accident, mental infirmity or physical infirmity;

Leave means to suffer termination of Employment by any means and for any reason, excluding:

(i)	termination primarily for the purpose of assuming further Employment; and

(ii)	non-permanent leave of absence with employer approval;

Live Option means an Option which has not been exercised, for which the Exercise Date has crystallised and which has not lapsed pursuant to clause 11;

Option means (subject to clause 10) an option to acquire a Share pursuant to this Scheme;

Option Lapse Date means the first day after the expiration of the period, specified in a Grant, from and including the Commencement Date;

TELECOM SHARE RIGHTS SCHEME

Participant means an Employee to whom Options are granted;

Reconstruction means any consolidation, subdivision, cancellation, redemption, acquisition by Telecom or other rearrangement or reconstruction whatever of shares in Telecom which changes the proportionate interest in Telecom represented by a Share;

Scheme means the Telecom Share Rights Scheme recorded in this document as amended from time to time;

Share means an ordinary share in Telecom;

Takeover means the acquisition by any means by any person (excluding Telecom) or group of associated persons of a legal or beneficial interest in 20% or more of all Shares; and

Telecom means Telecom Corporation of New Zealand Limited.

4	COMMITTEE

4.1	Administration

The Committee will administer all aspects of the Scheme, including the making of Grants. Any matter to be determined by the Committee will be determined as it sees fit in its sole discretion.

4.2	Delegation

The Committee may delegate to any person (and revoke any delegation of) all or any of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and reference to the “Committee” will be construed accordingly.

5	GRANTS

The Committee may make a Grant to an Employee. Each Grant will:

(i)	specify the number of Options granted to the Employee;

(ii)	enclose a copy of the Scheme;

(iii)	specify the Commencement Date, the Exercise Price and the periods of years after which the Exercise Date and the Option Lapse Date fall;

(iv)	enclose an Options certificate; and

(v)	specify the period during which the Employee may reject the Grant.

TELECOM SHARE RIGHTS SCHEME

6	REJECTION OF GRANT

6.1	Opportunity

A Participant may reject a Grant by giving the Committee notice, and returning to the Committee the Options certificate, within 40 Business Days after the Grant.

6.2	Acknowledgement

In retaining a Grant (and electing not to reject the Grant pursuant to clause 6.1), a Participant acknowledges that:

(i)	the terms of the Scheme are binding; and

(ii)	participation in the Scheme does not affect the terms of the Participant’s Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that a Participant’s Employment will continue until and/or beyond the Exercise Date.

7	EXERCISE OF OPTIONS

Options may be exercised on the Exercise Date or any Business Day after the Exercise Date, unless:

7.1	Breach

the Committee considers that the exercise would give rise to a Breach; or

7.2	Lapse

the Option has lapsed pursuant to clause 11.

8	PROCEDURE FOR EXERCISE

8.1	Exercise Notice

A Participant may, as the Participant sees fit from time to time (subject to clause 7), exercise part or all of that Participant’s Options (subject to any minimum number or multiple of a number of Options prescribed by the Committee from time to time), by giving the Committee an Exercise Notice.

8.2	Payment

Any Exercise Notice must be accompanied by:

(i)	the Options certificate; and

(ii)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders.

TELECOM SHARE RIGHTS SCHEME

8.3	Issue

Within five Business Days after the date on which the Committee receives:

(i)	an Exercise Notice;

(ii)	an Options certificate; and

(iii)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

in accordance with this clause, Telecom will issue to the Participant Shares, unless clause 7 precludes the exercise of Options (if so, the Committee will give notice to the Participant accordingly and return the Options certificate).

8.4	Committee’s Notice

The Committee will give a further notice to a Participant who has been precluded (pursuant to clause 7.1) from exercising an Option, as soon as it considers that the exercise would no longer give rise to a Breach.

8.5	Effective Exercise

Notwithstanding clauses 11.3 to 11.6, but subject to clause 8.6, the Exercise Notice of a Participant precluded (pursuant to clause 7.1) from exercising an Option will take effect 10 Business Days after the date on which the Committee gives its notice pursuant to clause 8.4, if the Participant:

(i)	surrenders the Options certificate; and

(ii)	(if applicable) delivers a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

during that period. If the Participant fails to do so, the Exercise Notice will be deemed to have been revoked.

8.6	Continued Breach

If the exercise of Options pursuant to clause 8.5 would give rise to a Breach, the Committee will proceed as if an Exercise Notice had been given pursuant to clause 8.1.

9	RIGHTS ON EXERCISE

Shares issued to Participants will be credited as fully paid and will rank pari passu in all respects with all Shares at the date of issue, except for any dividend declared on Shares where the record date occurs prior to issue.

TELECOM SHARE RIGHTS SCHEME

10	ADJUSTMENTS

10.1	Rights Issue

If, prior to the exercise of an Option, Telecom confers on the holders of Shares rights to acquire Shares (or other benefits or assets), a Participant will not benefit from the rights and, in particular, may not acquire Shares (or other benefits or assets) under the rights, except to the extent the Participant becomes a holder of Shares (on the exercise of Options) before the record date for the rights.

10.2	Bonus Issue

If, prior to the exercise of Options, Telecom issues Shares to the holders of Shares in a manner that maintains the existing relative voting and distribution rights of all holders of Shares, a Participant will be entitled on exercising the Options to receive additional Shares as if the Shares under the Grant received on exercising the Options had participated in the bonus issue.

10.3	Reconstruction

If, prior to the exercise of an Option, there is a Reconstruction, the Committee will adjust the number of Shares to be received on the exercise of Options and/or any other rights under the Options, to the extent required at the time of the Reconstruction under the applicable listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted.

10.4	Exercise Date acceleration

Notwithstanding any other provision of the Scheme, if a Participant Leaves prior to the Exercise Date:

(i)	due to death or redundancy; and

(ii)	on or after the date half-way through the period from the Commencement Date to the Exercise Date,

the Committee may (but has no obligation whatever to) deem the Exercise Date to have occurred, on the day immediately prior to the date on which the Participant Leaves, for a number of the Participant’s Options based on this formula:

number of Options = number of all of the Participant’s Options x	n
t

where

n is the number of days from the Commencement Date to the date on which the Participant Leaves (both inclusive)

TELECOM SHARE RIGHTS SCHEME

t is the number of days from the Commencement Date to the (original) Exercise Date (both inclusive).

Where the Committee does so, those Options will lapse on the first day after the expiration of 12 months from and including the date on which the Participant Leaves.

10.5	Continuation of Employment

Where a Participant ceases to be in Employment for the purposes of the Scheme, but continues in employment with either:

(i)	a company that was but has ceased to be a Group company; or

(ii)	an entity that has acquired that Group company or all or part of the business of Telecom or a Group company,

(each an Entity) the Committee may (but has no obligation whatever to) declare that the Participant shall be deemed to remain in Employment for the purposes of the Scheme for so long as the Participant is employed by that Entity. Where the Committee does so declare:

(iii)	the Exercise Date for such Participant’s Options as is determined by the Committee shall be either the earlier of:

(a)	the Exercise Date specified in the Grant; or

(b)	the date that is 12 months after the date the Participant ceases to be in Employment (the Cessation Date); or

(c)	another date determined by the Committee not being more than the date that is 12 months after the Cessation Date; and

(iv)	notwithstanding clause 11, all the Participant’s Live Options (irrespective of when the Exercise Date for the relevant Live Options occurred) will lapse on the earlier of the date the Participant Leaves employment with the Entity, the relevant Option Lapse Date(s) and the date that is 12 months after the Exercise Date, provided that no Participant that is declared to be deemed to remain in Employment under this clause shall be entitled to any further Grant following the Cessation Date unless that Participant actually enters Employment.

TELECOM SHARE RIGHTS SCHEME

11	LAPSE OF OPTIONS

11.1	Rejection of Grant

If a Participant rejects a Grant under clause 6.1, the Options under the Grant will lapse immediately.

11.2	Leave Prior to Exercise Date

If a Participant Leaves prior to the Exercise Date, the Participant’s Options will lapse immediately, subject to clauses 10.4 and 10.5.

11.3	Leave After Exercise Date: Involuntary Event

If a Participant Leaves due to an Involuntary Event or within six months from and including the date of a Takeover, the Participant’s Live Options (if any) will lapse on the first day after the expiration of one year from and including the date on which the Participant Leaves or on the Option Lapse Date, whichever is the earlier.

11.4	Leave After Exercise Date: Dismissal

Subject to clause 11.3, if a Participant Leaves due to dismissal, the Participant’s Live Options (if any) will lapse immediately.

11.5	Leave After Exercise Date: Other Reason

If a Participant Leaves due to a reason other than the reasons referred to in clauses 11.3 and 11.4, the Participant’s Live Options (if any) will lapse on the first day after the expiration of three months from and including the date on which the Participant Leaves or on the Option Lapse Date, whichever is the earlier.

11.6	Option Lapse Date

A Live Option, which has not lapsed pursuant to clauses 11.3 to 11.5 (which, for the avoidance of doubt, are subject to clause 8.5) or 11.7, lapses on the Option Lapse Date, subject to clauses 8.5 and 11.7.

11.7	Breach

Notwithstanding clauses 11.3 to 11.6, if, after the period of six months from the date on which it first gives notice pursuant to clause 8.3, the Committee considers that it is still unable to give notice in respect of an Option pursuant to clause 8.4 and/or the exercise of Options pursuant to clause 8.5 would give rise to a Breach, then Telecom is in default under the Scheme. Where Telecom is in default under this clause, the Participant and Telecom acknowledge and agree the following:

(i)	Telecom must pay the Participant liquidated damages in the sum equal to the average end of day market price of Shares on the Exchange for the Business Days in the month immediately preceding the date of the Exercise Notice given by the Participant pursuant to clause 8.1, within ten Business Days; and

TELECOM SHARE RIGHTS SCHEME

(ii)	that the amount payable under clause 11.8(i) is a genuine pre-estimate of the damages the Participant is likely to suffer as a result of the default;

(iii)	that on payment of the amount under clause 11.8(i) , all rights that Participant has to specific performance, compensation for breach, loss or damages, or any other remedy are waived and/or extinguished and that the Live Option will lapse immediately.

11.8	Variation or Waiver

The Committee may, in its absolute discretion, vary or waive the application of clauses 11.1 to 11.7 both inclusive either generally or in relation to individual Participants.

12	NO DIVESTMENT

No Participant may transfer, assign, or otherwise dispose of or create any interest (including any security, legal or equitable interest) in an Option, without the prior written consent of the Committee.

13	AMENDMENT AND TERMINATION

13.1	Committee’s Discretion

Subject to clause 13.3, the Committee may from time to time:

(i)	vary any term of a Participant’s participation in the Scheme, with the agreement of the Participant; or

(ii)	amend the Scheme, if the Committee considers that the interests of Participants affected are not materially prejudiced.

13.2	Termination

Subject to clause 13.3, the Committee may terminate the Scheme.

13.3	Breach

The Committee:

(i)	may not amend (or vary any term of a Participant’s participation in), or terminate, the Scheme if this would give rise to a Breach; but

(ii)	may amend or terminate the Scheme if the Committee considers that this would avoid giving rise to a Breach.

TELECOM SHARE RIGHTS SCHEME

13.4	Notice to Participants

The Committee will give notice of any amendment to or termination of the Scheme to all Participants affected. Similarly, the Committee will give notice of any adjustment under clause 10 to all Participants affected.

14	QUOTATION

Options will not be quoted on a stock exchange.

15	MISCELLANEOUS

15.1	Spirit of the Scheme

If any circumstance arises which might result in the spirit and intent of the Scheme not being fulfilled, the Committee will use all reasonable endeavours to effect any modification to the Scheme required to preserve that spirit and intent.

15.2	Fractions

If a calculation or adjustment under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Participant.

15.3	Entire Agreement

The Scheme represents all of the terms on which Options are issued and exercised and Shares issued under the Scheme, except those which the Committee reasonably implies to give effect to the Scheme.

15.4	Delay

No failure, delay or indulgence by the Committee in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

15.5	Disputes

Any dispute which arises under the Scheme will be determined by the Committee. The Committee’s decision will be final.

15.6	Notice

All notices and communications required to be given or made under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given, the addresses and facsimile numbers of Telecom and a Participant are those (if any) set out in the relevant Grant. Any notice or communication will be deemed to have been received:

(i)	at the time of delivery, if delivered by hand;

TELECOM SHARE RIGHTS SCHEME

(ii)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(iii)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

15.7	Governing Law

The Scheme will be governed by and construed in accordance with New South Wales law.

15.8	Construction

Unless the context requires otherwise:

(i)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(ii)	a reference to a “person” includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(iii)	a reference to an “amendment” includes any deletion or addition;

(iv)	a reference to an enactment (statute or regulation) includes enactments in New Zealand and in any other jurisdiction affecting the Scheme, and is a reference to that enactment as amended, or any enactment substituted for that enactment;

(v)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning; and

(vi)	a reference to a person includes its successors and permitted assigns.